Exhibit (n)
Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-2) of Guggenheim Credit Allocation Fund of our report dated July 29, 2014 on the financial statements and financial highlights of Guggenheim Credit Allocation Fund included in the May 31, 2014 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
September 4, 2014